EXHIBIT 10.2

ANDREA ELECTRONICS CORPORATION

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

The Board of Directors (the “Board”) of Andrea Electronics Corporation (the “Company”), a New York corporation, desires to assure the Company of the continued services of Corisa L. Guiffre (the “Employee”) for the benefit of the Company, particularly in the face of a take over attempt.

This Change in Control agreement (“Agreement”) therefore sets forth those benefits which the Company will provide to Employee in the event Employee’s employment with the Company is terminated after a “Change in Control of the Company” (as defined in paragraph 2) under the circumstances described below.

1)	TERM

If a Change in Control of the Company should occur while Employee is still an employee of the Company, then this Agreement shall continue in effect from the date of such Change in Control of the Company for so long as Employee remains an employee of the Company, but in no event for more than three full calendar years following a Change in Control of the Company; provided, however, that the expiration of the term of this Agreement shall not adversely affect Employee’s rights under this Agreement which have accrued prior to such expiration.  If no Change in Control of the Company occurs before Employee’s status as an employee of the Company is terminated, this Agreement shall expire on such date.

2)	CHANGE IN CONTROL

a)	For purposes hereof, a “change in control” shall be defined as:

i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13D-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below: or

ii)
Individuals who, as of the date hereof, constitute the Committee (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Committee, provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Committee; or

iii)
Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such  Business Combination beneficially own, directly or indirectly, more than 60% or, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Committee, providing for such Business Combination; or

iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

b)
For purposes hereof, “Termination” shall be defined as: involuntary termination or a “voluntary” termination following an event of “Good Reason.”  For the purposes of the this Agreement “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent::

i)	The assignment to Employee of duties that constitute a material diminution of her authority, duties, or responsibilities (including reporting requirements);

ii)	A material diminution in Employee’s base salary;

iii)	Relocation of Employee to a location outside a radius of 15 miles of the Company’s main office; or

iv)	Any other action or inaction by the Company that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Company shall be given notice and a opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Employee.  Employee’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date of which the event Employee claims constitutes Good Reason occurred.

c)
Upon the occurrence of a Change in Control followed by the Employee’s Termination of employment, the Company shall pay Employee, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, a sum equal to three (3) times Employee’s average annual compensation for the five (5) preceding taxable years.  Such annual compensation shall include bonuses, pension and profit sharing plan benefits, severance payments, retirement benefits and fringe benefits paid or to be paid to the Employee during such years.  Such annual compensation shall not include any commissions.  Payments will be made, at the Company’s election, in a lump sum or paid in equal thirty (30) monthly installments following the Employee’s Termination.

d)
All restrictions on the restricted stock will lapse immediately, incentive stock options and stock appreciation rights will become immediately exercisable, and Performance Shares/Units will vest immediately, in full, in the event of a Change in Control.

e)
Upon the occurrence of a Change in Control, Employee will be entitled to receive benefits due her under or contributed by the Company on her behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Company on Employee’s behalf to the extent such benefits are not otherwise paid to Employee under a separate provision of this Agreement.

f)
Upon the occurrence of a Change in Control followed by the Employee’s Termination of employment, the Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Employee prior to her severance, except to the extent that such coverage may be changed in its application for all Company employees on a nondiscriminatory basis.  Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months following the date of Termination.

g)
Any and all payments to be made to the Employee under this Agreement or otherwise as a result of a Change in Control (hereinafter referred to as “Change in Control Payments”), shall be made free and clear of, and without deduction or withholding for or on account of, any tax which may be payable under Section 4999 of the Code, now or hereafter imposed, levied, withheld or assessed (such amounts being hereinafter referred to as the “Excise Taxes”).  If, notwithstanding the foregoing provision, any Excise Taxes are withheld from any Change in Control Payments made or to be made to Employee, the amounts so payable to the Employee shall be increased to the extent necessary to yield to the Employee (after payment of any tax which may be payable under Section 4999 of the Code) the full amount which he is entitled to receive pursuant to the terms of this Agreement or otherwise without regard to liability for any Excise Taxes and any other Federal, State, FICA/Medicare and unemployment taxes thereon.  In the event any Excise Taxes are now or hereafter imposed, levied, assessed, paid or collected with respect to the Change of Control Payments made or to be made to the Employee, Excise Taxes and any other Federal, State and unemployment taxes thereon shall be paid by the Company or, if paid by the Employee, shall be reimbursed to the Employee by the Company upon its receipt of satisfactory evidence of such payment having been made.

h)	Section 409A of the Code.

i)
This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”), and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception:” under Treasury Regulation Section 1.409(A)-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Employee under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (ii) below.  In no event shall Employee, directly or indirectly, designate the calendar year of payment.

ii)
If when separation from service occurs Employee is a “specified employee” within the meaning of Section 409A of the Code and if the cash severance payment under this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the 6-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Company will make the severance payment under the Agreement to Employee in a single lump sum without interest of the first payroll date that occurs after the date that is six (6) months after the date on which Employee separate from service.

iii)
If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in this Agreement it is not possible to continue coverage for Employee and her dependents, or (y) when a separation from service occurs Employee is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Company shall pay to Employee in a single lump sum an amount in cash equal to the present value of the Company’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Employee’s employment not terminated, assuming continued coverage for 36 months.  The lump-sum payment shall be made thirty (30) days after employment termination or, if provision (ii) of this section applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Employee separates from service.

iv)
Reference in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A.Any payments are to intended to comply with Section 409A of the Code.  Section 409A of the Code….

SIGNATURES

IN WITNESS WHEREOF, Andrea Electronics Corporation has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Employee has signed this Agreement, on the 11th day of November, 2008.

ANDREA ELECTRONICS CORPORATION
By:    /s/ Jonathan Spaet_________________________
Jonathan Spaet
Chairman of the Compensation Committee of the Board of Directors, Andrea Electronics Corporation

EMPLOYEE
/s/ Corisa L. Guiffre________________________
Corisa L. Guiffre
Vice President, Chief Financial Officer and Assistant Corporate Secretary